Exhibit 99.1

NEWS RELEASE

Investor Contact: Jeff Geyer, Jeffrey.Geyer@molinahealthcare.com, 305-317-3012

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

Molina Healthcare Awarded Contracts to Serve Dual Eligible Populations in Michigan and Idaho

LONG BEACH, Calif., Dec. 16, 2024 – Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or the “Company”) announced today that the Michigan Department of Health and Human Services (MDHHS) has awarded a contract to Molina’s health plan subsidiary, Molina Healthcare of Michigan, to provide a Highly Integrated Dual Eligible Special Needs Plan (HIDE SNP). This new award follows the initial notice of intent to award the HIDE SNP contract announced by the MDHHS on October 9, 2024, and subsequently cancelled on November 8, 2024. The new benefit plan, MI Coordinated Health, will be available to individuals enrolled in both Medicare and Medicaid. Molina confirmed it was awarded the contract in eleven service regions – Michigan’s entire lower peninsula. Molina currently serves two regions in the existing Michigan Health Link program, the state’s current platform for serving dual eligible members.

The go-live date for the new contract is expected to be January 1, 2026. The contract is expected to have a duration of seven years, with three one-year optional extensions.

Molina also announced today that the Idaho Department of Health and Welfare (IDHW) intends to award contracts to Molina’s health plan subsidiary, Molina Healthcare of Idaho, to administer the State’s Medicare Medicaid Coordinated Plan (MMCP) and Idaho Medicaid Plus Plan (IMPlus), which provide access to integrated benefits to the State’s dual eligible population. Molina currently serves approximately 11,000 dual eligible members across the State.

The go-live date for the contract is expected to be January 1, 2026. The contracts are expected to have an initial term of four years, with a potential one-year extension.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. For more information about Molina Healthcare, please visit MolinaHealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding MDHHS’s selection of Molina Healthcare of Michigan and IDHW’s selection of Molina Healthcare of Idaho. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a successful protest or legal action, a delay in the start date for the contract, or a contract term that is shorter than expected. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. Information regarding the risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov.